USANA Health Sciences, Inc.                         October 22, 2025
Q3 2025 Management Commentary

Key Financial Results

	Quarter Ended
	September 27, 2025	September 28, 2024	Year-Over-Year
Net Sales	$214	$200	+7%
Net (Loss) Earnings*	$-6.5	$10.6	N/A
Diluted EPS	$(0.36)	$0.56	N/A
Adjusted Diluted EPS(1)	$(0.15)	$0.56	N/A
Adjusted EBITDA(2)	$13.8	$24.6	-44%
Direct Selling Active Customers	388,000	452,000	-14%
Hiya Active Monthly Subscribers	193,400	N/A	N/A
*Pretax earnings for Q3 2025 totaled $1.8 million with income tax expense of $8.5 million. The adjustment to income taxes during the period, as a result of updating the annual effective tax rate, is about $7.6 million greater than what would have been expected using the previously guided 45% tax rate.

Figures in millions, except per share, Active Customer and Active Monthly Subscriber data.

Net earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.15% in Hiya.

Overview
We provided third quarter results in line with the preliminary results we announced on October 9th. We rolled out our enhanced Brand Partner compensation plan during the third quarter. Since this launch, our commercial team has been actively training, educating and supporting Brand Partners across our global markets to help them leverage the new plan. Overall feedback from our Brand Partners has been positive and, although still early, we are encouraged by a pickup in sales activity and leader productivity in recent weeks. We plan to offer short-term incentives during the fourth quarter as part of our efforts to maintain this momentum.

During the third quarter, we held a successful Global Convention in Salt Lake City where we launched several new and upgraded products, recognized our top sales leaders and held numerous training sessions for our Brand Partners. Our product teams will be working to roll out these recently launched products to all of our markets globally over the next several quarters. Additionally, we will continue to develop our marketing and training materials around these products to align with USANA’s commitment to quality, excellence, and innovation.

Our commercial team will remain actively engaged in prioritizing in-person meetings with our Brand Partners in the fourth quarter and into next year, with a focus on training and education, to ensure these recent product launches and compensation plan enhancements are successful and fully leveraged by our global active Brand Partners. Additionally, our team will continue to strengthen content creation at the regional and local levels to enhance our global Brand Partners' ability to share, attract, and recruit new Brand Partners and customers.

Hiya, our direct-to-consumer (DTC) business, has delivered 26% year-to-date sales growth, and made significant progress on several integration initiatives during the quarter, including the transition to a new logistics partner, which is anticipated to drive operational efficiency. We are also leveraging USANA’s manufacturing expertise to support Hiya and will begin bringing their products in-house over the next several months. We continue to expect Hiya to generate double-digit sales growth for 2025 and remain confident in their long-term growth.

Rise Bar, which was acquired in 2022, reported another quarter of strong top-line growth, with net sales more than tripling compared to the prior-year quarter, driven by solid order activity with key retail partners. The Rise Bar team remains focused on expanding its product offering and expanding into the wholesale and retail channels. While still relatively small, we are encouraged by the recent momentum in this healthy-foods business and believe there is meaningful growth opportunity in this space over the next several years.

Balance Sheet
We ended the third quarter with $145 million in cash and cash equivalents and no debt. As of September 27, 2025,we had approximately $34 million remaining under the current share repurchase authorization

Inventories increased to $94 million as of September 27, 2025, or 29% higher compared to the year-end balance in fiscal 2024. The increase in inventory was driven, in great part, by new product introductions and investments necessary to support our growth strategies and bring manufacturing in-house for our venture companies: Hiya and Rise Bar. Additionally, activities to mitigate tariff exposure, including sourcing strategies, as well as softer year-over-year net sales also contributed to the increase in inventory. We believe our in-house manufacturing capabilities provide us with better margins, improved control of inventory levels, and help to mitigate supply chain risks while providing a meaningful contribution to delivering the highest quality nutritional products.

Quarterly Income Statement Discussion
As part of the reorganization of our commercial team in our direct selling business that took place over the last year, there has been a shift in where we record certain expenses. For example, certain activities and individuals were repurposed into new areas of focus and, as a result, those expenses that had historically been captured as a component of cost of sales are now included in selling, general and administrative expense. This change totaled an estimated $1.7 million shift from COGS to SG&A during the third quarter.

Gross margin decreased 320 basis points from the prior year to 77.2% of net sales. The decrease is largely attributed to an approximate 210 basis point unfavorable impact on consolidated results from the inclusion of Hiya, which carries lower gross margins relative to the direct selling business. Gross margin in the direct selling and other business declined 110 basis points from the prior year to 79.3% of segment net sales. These declines were partially offset by the previously mentioned change in cost attribution related to the reorganization of the commercial team and modest price increases.

Brand Partner Incentives decreased 560 basis points from the prior year to 36.4% of net sales on a consolidated basis. The decrease is largely attributable to an approximate 610 basis point impact on consolidated results from the inclusion of Hiya, which does not pay out Brand Partner Incentives. For the direct selling business, Brand Partner Incentives increased 50 basis points from the prior year to 42.5% of segment net sales, which was driven primarily by a change in market sales mix as well as higher accruals for incentives related to the roll out of our enhanced Brand Partner compensation plan.

Selling, General and Administrative expenses increased 960 basis points from the prior year to 40.2% as a percentage of net sales. SG&A expenses for the direct selling business increased 520 basis points from the prior year to 35.8% of segment net sales. The increase is primarily attributable to a $3.5 million increase in spending related to our Global Convention and the loss of leverage on lower year-over-year net sales. The change in the activities and organization of the commercial team also contributed to the increase. The combined SG&A increase also reflects an approximate 440 basis point unfavorable impact on consolidated results from the inclusion of Hiya, which operates with higher relative SG&A compared to the direct selling business. A notable component of our higher consolidated SG&A is the amortization of intangible assets attributable to our acquisition of Hiya. Additionally, Hiya's third quarter SG&A expense reflects typical seasonality with higher relative investment in marketing spend directed toward customer acquisition.

The year-to-date effective tax rate increased to 65.0% from the 43.0% reported in the comparable period of 2024. The higher effective tax rate was driven by lower-than-expected earnings coupled with the concentration of operating and administrative expenses in the United States, resulting in a meaningful increase in the annualized effective income tax rate in the third quarter. Pretax earnings for Q3 2025 totaled $1.8 million with income tax expense of $8.5 million, resulting in a 471% income tax rate for the period. The adjustment to income taxes during the period were approximately $7.6 million greater than what was expected using the previously guided 45% tax rate.

Q3 2025 Direct Selling Regional Results:

Asia Pacific Region
		Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Net Sales	$140 million	-13%	-13%	-15%
Active Customers	308,000	-14%	N/A	-8%

Asia Pacific Sub-Regions
			Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Greater China	Net Sales	$93 million	-9%	No meaningful FX impact	-18%
	Active	210,000	-14%	N/A	-9%
	Customers
North Asia	Net Sales	$18 million	-14%	-12%	+3%
	Active	37,000	-10%	N/A	—%
	Customers
Southeast Asia Pacific	Net Sales	$29 million	-22%	-23%	-11%
	Active	61,000	-20%	N/A	-10%
	Customers

Americas and Europe Region
		Year-Over-Year	Year-Over-Year (Constant Currency)	Sequentially
Net Sales*	$43 million	+8%	+8%	+12%
Active Customers	80,000	-13%	N/A	-2%
*Includes $7 million of ‘Other’

Net sales results and active customer counts across each of our key sub-regions reflected lower than anticipated Brand Partner productivity during the rollout of our enhanced Brand Partner compensation plan. We anticipated a slowdown during this transition, however, it was more pronounced than expected.

Q3 2025 Hiya Direct to Consumer Results:

Hiya
Net Sales	$31 million
Active Monthly Subscribers	193,400

Third quarter results were softer than anticipated due to lower customer acquisition rates in a quarter that is typically seasonally strong. As a result, net sales and Active Monthly Subscribers declined 7% and 3% sequentially, respectively. Looking forward, Hiya began the fourth quarter with a lower base of active customers in a quarter that is typically lighter compared to the first and third quarters. As such, we anticipate net sales at similar levels to the third quarter. For the full year 2025, Hiya is projected to deliver 16% sales growth. We remain confident in Hiya’s long-term strategies to increase its market share in the children's health and wellness market by further growing and expanding its product offering, entering new distribution channels, and expanding its geographic footprint in international markets. We also expect improved operating margins as a result of USANA/Hiya synergies.

Fiscal Year 2025 Outlook
The Company is updating its outlook for fiscal year 2025, as follows:

Fiscal Year 2025 Outlook
	Updated Estimate	Previous Range
Consolidated Net Sales	$920 million	$920 million to $1.0 billion
Net Earnings	$15 million	$29 million to $41 million
Diluted EPS	$0.78	$1.50 to $2.20
Adjusted Diluted EPS(1)	$1.73	$2.35 to $3.00
Adjusted EBITDA(2)	$98 million	$107 million to $123 million
Net earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.15% in Hiya

Our outlook for the year reflects:
•Net sales from the direct selling business of approximately $788 million;
•Net sales from Hiya of approximately $132 million, reflecting year-over-year growth of 16%; and
•Fiscal 2025 is a 53-week year and includes one additional week of sales compared to fiscal 2024. Prior to 2025, the last 53-week year was in fiscal 2020.

We are revising our fiscal 2025 outlook, which reflects modest sequential improvement in both our direct sales and DTC businesses, albeit from a lower-than-anticipated customer base as a result of third quarter performance. Over the next several quarters we will continue to focus on top-line growth while simultaneously emphasizing profitability. We have initiated and are executing a comprehensive process to align all costs throughout the business globally. This process will both support business strategy and make progress in aligning organizational costs with sales performance. As a result of this realignment and rightsizing process, we expect to incur an estimated one-time charge of $4.7 million in the fourth quarter, which is reflected in our updated outlook. We will provide an update on this process, including the actual charge, when we report our fourth quarter and full-year results early next year.

In closing, we remain confident that our comprehensive commercial team strategy will position USANA to drive growth in our direct selling business and deliver long-term value for our customers and Brand Partners. Additionally, we remain confident in the growth opportunity that Hiya provides as it expands its presence in the children's health and wellness market. Furthermore, we are optimistic about the potential of Rise Bar, which, though currently operating from a small base, is poised for meaningful future growth as they expand product offerings in the retail channel. Together, these elements reinforce our positive outlook for the future and our commitment to create lasting value across our portfolio.

Jim Brown
President and CEO

Douglas Hekking
CFO

_________________________
(1) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as business transaction costs, integration expense and amortization expense from acquisition related intangible assets in calculating Adjusted Diluted Earnings Per Share. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Diluted (Loss) Earnings Per Share (GAAP) to Adjusted Diluted (Loss) Earnings Per Share (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Net (Loss) Earnings (GAAP) to Adjusted EBITDA (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures Adjusted EBITDA and Adjusted diluted EPS. Adjusted EBITDA is a Non-GAAP financial measure of earnings before interest, taxes, depreciation, and amortization that also excludes certain adjustments as indicated below in the reconciliation from net earnings. Adjusted diluted EPS is a Non-GAAP financial measure of diluted earnings per share that excludes certain adjustments as indicated below in the reconciliation from diluted EPS.

Adjusted EBITDA (non-GAAP) is net earnings (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (benefit from) provision for income taxes, depreciation and amortization, non-cash share-based compensation, and transaction-related expenses and integration costs for the Hiya acquisition. Adjusted EBITDA attributable to USANA (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to non-controlling interest related to Hiya.

Adjusted diluted earnings per share (non-GAAP) is diluted earnings (loss) per share (its most directly comparable GAAP financial measure) adjusted for amortization of intangible assets, transaction-related expenses, and integration costs related to the Hiya acquisition.

Management believes that Adjusted EBITDA (non-GAAP), Adjusted EBITDA attributable to USANA (non-GAAP), and Adjusted diluted earnings per share (non-GAAP), along with GAAP measures used by management, most appropriately reflect how the Company measures the business internally.

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”) and investors should not directly compare with or infer relationship from any of the Company’s operating results presented in accordance with GAAP to Adjusted EBITDA and Adjusted diluted earnings per share. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP financial information as a tool for comparison. As a result, the non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP.

Reconciliation of Net (Loss) Earnings (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Quarter Ended		Nine months ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Net earnings (loss) attributable to USANA (GAAP)	$(6,522)	$10,607	$12,535	$37,576
Net earnings (loss) attributable to noncontrolling interest	(140)	—	537	—
Net earnings (loss)	$(6,662)	$10,607	$13,072	$37,576

Adjustments:
Income taxes	$8,456	$8,001	$24,278	$28,346
Interest (income) expense	(529)	(3,093)	(1,201)	(8,429)
Depreciation and amortization	5,112	5,559	16,050	16,345
Amortization of intangible assets - Hiya	4,455	—	13,366	—
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$10,832	$21,074	$65,565	$73,838

Add EBITDA adjustments:
Non-cash share-based compensation	3,576	3,542	10,078	10,945
Transaction, integration and transition costs - Hiya	179	—	871	—
Inventory step-up - Hiya	—	—	1,126	—
Consolidated adjusted EBITDA	14,587	24,616	77,640	84,783
Less: Adjusted EBITDA attributable to noncontrolling interest	(804)	—	(3,604)	—
Adjusted EBITDA attributable to USANA	$13,783	$24,616	$74,036	$84,783

Reconciliation of Diluted (Loss) Earnings Per Share (GAAP) to Adjusted (Loss) Diluted Earnings Per Share (non-GAAP)
(in thousands, except per share data)

	Quarter Ended		Nine months ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net earnings (loss) attributable to USANA (GAAP)	$(6,522)	$10,607	$12,535	$37,576

Earnings (loss) per common share - Diluted (GAAP)	$(0.36)	$0.56	$0.67	$1.96
Weighted Average common shares outstanding - Diluted	18,293	19,083	18,671	19,181

Adjustment to net earnings (loss):
Transaction, integration and transition costs - Hiya	$179	$—	$871	$—
Inventory step-up - Hiya	—	—	1,126	—
Amortization of intangible assets - Hiya	4,455	—	13,366	—
Adjustments to net earnings (loss) attributable to noncontrolling interest	(941)	—	(3,066)	—
Income tax effect of adjustments to net earnings (loss)	—	—	(4)	—
Adjusted net earnings (loss) attributable to USANA	$(2,829)	$10,607	$24,828	$37,576

Adjusted earnings (loss) per common share - Diluted	$(0.15)	$0.56	$1.33	$1.96
Weighted average common shares outstanding - Diluted	18,293	19,083	18,671	19,181

Operating Results as a Percentage of Net Sales
(unaudited)

	Quarter Ended
	September 27, 2025			September 28, 2024
	Direct selling & Other	Hiya direct-to-consumer	Consolidated	Direct selling & Other	Hiya direct-to-consumer	Consolidated
Net sales	100.0%	100.0%	100.0%	100.0%	N/A	100.0%
Cost of sales	20.7%	35.6%	22.8%	19.6%	N/A	19.6%
Gross profit	79.3%	64.4%	77.2%	80.4%	N/A	80.4%
Operating expenses:
Brand Partner incentives	42.5%	—%	36.4%	42.0%	N/A	42.0%
Selling, general and administrative	35.8%	66.5%	40.2%	30.6%	N/A	30.6%
Total operating expenses	78.3%	66.5%	76.6%	72.6%	N/A	72.6%
Earnings (loss) from operations	1.0%	(2.1)%	0.6%	7.8%	N/A	7.8%

Amortization of acquired intangible assets	0.2%	14.5%	2.2%	0.1%	N/A	0.1%

	Nine months ended
	September 27, 2025			September 28, 2024
	Direct selling & Other	Hiya direct-to-consumer	Consolidated	Direct selling & Other	Hiya direct-to-consumer	Consolidated
Net sales	100.0%	100.0%	100.0%	100.0%	N/A	100.0%
Cost of sales	19.1%	36.7%	21.7%	19.1%	N/A	19.1%
Gross profit	80.9%	63.3%	78.3%	80.9%	N/A	80.9%
Operating expenses:
Brand Partner incentives	42.7%	—%	36.4%	42.2%	N/A	42.2%
Selling, general and administrative	33.0%	60.8%	37.1%	29.6%	N/A	29.6%
Total operating expenses	75.7%	60.8%	73.5%	71.8%	N/A	71.8%
Earnings from operations	5.2%	2.5%	4.8%	9.1%	N/A	9.1%

Amortization of acquired intangible assets	0.2%	13.1%	2.0%	0.2%	N/A	0.2%

Safe Harbor
This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,” “enhance,” “drive,” “anticipate,” “intend,” “improve,” “promote,” “should,” “believe,” “continue,” “plan,” “goal,” “opportunity,” “estimate,” “predict,” “may,” “will,” “could,” and “would,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding Hiya’s growth in 2025 and continued growth in the future; statements about the Company’s long-term growth; and the statements under the sub-heading “Fiscal Year 2025 Outlook.” Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control, including: risks relating to global economic conditions generally, including continued inflationary pressure around the world and negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Brand Partners; risk that our Brand Partner compensation plan, or changes that we make to the compensation plan, will not produce desired results, benefit our business or, in some cases, could harm our business; risk associated with our launch of new products or reformulated existing products; risks related to governmental regulation of our products, manufacturing and direct selling business model in the United States, China and other key markets; potential negative effects of deteriorating foreign and/or trade relations between or among the United States, China and other key markets, including potential adverse impact from tariffs, trade policies or other international disputes by and among the United States, China, or other markets that are important to the Company; potential negative effects from geopolitical relations and conflicts around the world, including the Russia-Ukraine conflict and the conflict in Israel; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; adverse publicity risks globally; risks associated with early stage operations in India and future international expansion and operations; uncertainty relating to the fluctuation in U.S. and other international currencies; the potential for a resurgence of COVID-19, or another pandemic, in any of our markets in the future and any related impact on consumer health, domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; risk that the Hiya acquisition disrupts each company’s current plans and operations; the diversion of the attention of the management teams of USANA and Hiya from ongoing business operations; the ability of to retain key personnel of Hiya; the ability to realize the benefits of the acquisition, including efficiencies and cost synergies; the ability to successfully integrate Hiya’s business with USANA’s business, at all or in a timely manner; and the amount of the costs, fees, expenses and charges related to the acquisition. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this Management Commentary set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

About USANA
USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Brand Partners and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, Italy, and India. More information on USANA can be found at www.usana.com. USANA also owns a 78.8% controlling ownership stake in Hiya Health Products, a children's health and wellness company with a variety of clean-label products. More information on Hiya can be found at www.hiyahealth.com.

Investor contact: Andrew Masuda
Investor Relations

(801) 954-7201
investor.relations@usanainc.com

Media contact: Sarah Searle
(801) 954-7626
media@usanainc.com